Lexmark acquires Acuo Technologies

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Acuo Technologies is a leader in the vendor neutral archive software segment that resides within the high growth enterprise clinical management software and services market for the medical imaging industry

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Lexmark’s Perceptive Software becomes the only vendor to own this technology and offer a solution that drives better patient care, an enhanced clinician experience and cost savings through a single, enterprise-wide and content-based medical record that is accessible via any electronic medical record (EMR) system

•	Acquisition continues to showcase Lexmark’s transition to being a key solutions provider to enterprise-sized businesses and organizations across the globe
•	Represents continuation of Lexmark’s stated capital allocation framework

LEXINGTON, Ky., Jan. 2, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced the acquisition of Acuo Technologies, LLC, a recognized leader in high performance software and services for clinical content management, data migration and vendor neutral archives (VNA), for a cash purchase price of approximately $45 million. Acuo Technologies will become a part of Perceptive Software, a Lexmark company.

Acuo Technologies, when combined with Lexmark’s Perceptive Software healthcare software solutions, will enable customers to deploy a single, enterprise-wide access platform for clinical content via any electronic medical record (EMR) system.

Acuo Technologies’ Universal Clinical Platform (UCP) is a vendor neutral foundation that drives better care delivery through a patient-centric approach by consolidating medical images.

Acuo Technologies’ offerings include a single integration point for all medical imaging assets, lowering costs and risks through the UCP’s ability to work with different systems – enabling flexibility and efficiency across users and departments.

Many national governments, university medical centers, and urban and regional acute care centers and companies use Acuo Technologies’ software and services, primarily in North America and Europe.

Together, Perceptive Software and Acuo Technologies will offer a unique set of technologies to the healthcare sector—enterprise content management (ECM), VNA with clinical content viewing, and database conversion—that combine to manage the entire range of content within the healthcare enterprise. With this acquisition, Perceptive Software becomes the only vendor to own this technology in order to provide this powerful healthcare solution, driving better patient care, an enhanced clinician experience and cost savings through a single, enterprise-wide and content-based medical record that is accessible via any EMR system.

Lexmark retains a strong liquidity position with a long history of cash generation.  This acquisition illustrates Lexmark’s consistent execution of the company’s stated capital allocation framework. Lexmark’s capital allocation framework is to pursue acquisitions that support growth and increase software and solutions capabilities, while returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases. Since mid-2011, Lexmark has returned to shareholders more than $500 million in the form of dividends and share repurchases.

Supporting Quotes:

“With the acquisition of Acuo Technologies, Lexmark is further strengthening and differentiating our industry-leading healthcare offerings as the healthcare IT market continues to expand at a rapid pace,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “The four acquisitions we’ve completed in 2012 showcase Lexmark’s transition to being a key solutions provider to enterprise-sized businesses and organizations across the globe.”

“Perceptive Software’s rich process and content solution combined with Acuo Technologies’ Universal Clinical Platform will provide users a single, enterprise-wide view of all patient medical information from within the EMR system,” said Scott Coons, Perceptive Software president and chief executive officer and Lexmark vice president. “Physicians will have immediate access to all patient information—from prescriptions to x-rays, ultrasounds, CT scans and more—from directly within the EMR, regardless of the department in which it was conducted or the technology used to create and store it.

“This data is then presented in the context of the patient, so when the physician pulls up a patient record in the EMR, all clinical content living outside that record is presented,” added Coons. “This immediate, broad view of the patient drives both efficiencies and better patient care. Presenting this powerful content-based medical record in one solution will be unique to the market.”

“Combining Acuo Technologies’ clinical content solutions with Perceptive Software’s content and process expertise allows us to offer healthcare customers more compelling end-to-end solutions that integrate and manage both medical image and document-centric patient information, all integrated with the EMR,” said Jeff Timbrook, Acuo Technologies chief executive officer. “We look forward to presenting this broad offering to existing Acuo Technologies, Perceptive Software and Lexmark healthcare customers.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

About Acuo Technologies
Acuo Technologies, with headquarters in Minneapolis, MN, was founded in 2000 with the objective of developing the first enterprise-wide collaborative Universal Clinical Platform (UCP) solution for medical image content, both DICOM and Non-DICOM. Today, Acuo supports implementations of UCP around the world, including locations in Africa, Australia, Europe, North America and South America. For more information on providing superior clinical content management and data migration while simplifying operations and reducing costs, visit www.acuotech.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-667-8811
sherlyn.manson@perceptivesoftware.com